Exhibit 1.1
                                                                   -----------



                                                               Execution Copy


                               10,000,000 Shares


                         AXIS CAPITAL HOLDINGS LIMITED

                        7.25% Series A Preferred Shares
                   (Liquidation Preference $25.00 Per Share)






                            UNDERWRITING AGREEMENT








September 28, 2005

                                                           September 28, 2005




Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated,
     As Representatives of the several
     Underwriters named in Schedule I
     hereto,
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Dear Sirs and Mesdames:

         AXIS Capital Holdings Limited, a Bermuda corporation (the "Company"), proposes to sell to the several Underwriters named in Schedule I hereto (the "Underwriters"), for whom you (the "Representatives") are acting as representatives, an aggregate of 10,000,000 7.25% Series A Preferred Shares, liquidation preference $25.00 per share, of the Company (the "Shares").

         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (No. 333-118023) on Form S-3, including a prospectus, relating to the Shares. The registration statement as amended at the time it became effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the "Securities Act"), is hereinafter referred to as the "Registration Statement"; any preliminary prospectus relating to the Shares included in the Registration Statement or filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act (the "Securities Act Regulations") being hereinafter called a "Preliminary Prospectus"; the final prospectus relating to the Shares in the form filed pursuant to Rule 424(b) under the Securities Act Regulations being hereinafter referred to as the "Prospectus." Any reference herein to the Registration Statement, a Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on or before the effective date of the Registration Statement or the issue date of such Preliminary Prospectus or the Prospectus, as the case may be; and any reference herein to the terms "amend", "amendment" or "supplement" with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the effective date of the Registration Statement, or the issue date of any Preliminary Prospectus or the Prospectus, as the case may be, deemed to be incorporated therein by reference.

         1. Representations and Warranties of the Company. The Company represents and warrants to and agrees with each of the Underwriters that:

         (a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission.

         (b) (i) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder and (iii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein.

         (c) Deloitte & Touche, whose report is included in the Prospectus, is an independent certified public accountant with respect to the Company and its consolidated subsidiaries within the meaning of the Securities Act and the rules and regulations adopted by the Commission thereunder. The financial statements of the Company and its consolidated subsidiaries (including the related notes and supporting schedules) included in the Registration Statement and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated and conform in all material respects with the rules and regulations adopted by the Commission under the Securities Act; and the supporting schedules included in the Registration Statement present fairly in all materials respects the information required to be stated therein.

         (d) The Company has been duly incorporated, is validly existing as a corporation in good standing (including as an exempted company) under the laws of the jurisdiction of its incorporation (good standing meaning that it has not failed to make any required filing with any Bermuda governmental authority or to pay any Bermuda governmental fee or tax which would make it liable to be struck off the registrar of companies and thereby cease to exist under the laws of Bermuda), has the corporate power and authority to own, lease and operate its property and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement and the Shares, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing or operating of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

         (e) Each of AXIS Specialty Limited, AXIS Specialty Europe Limited, AXIS Re Limited, AXIS Specialty Insurance Company, AXIS Reinsurance Company, AXIS Surplus Insurance Company, AXIS Specialty U.S. Holdings, Inc. and AXIS Specialty Holdings Ireland Limited (hereafter, the "Designated Subsidiaries") has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation (good standing meaning, with respect to each of AXIS Specialty Limited, AXIS Specialty Europe Limited, AXIS Re Limited and AXIS Specialty Holdings Ireland Limited, that each has not failed to make any required filing with any government authority of the jurisdiction of its incorporation or to pay any government fee or tax in its jurisdiction of incorporation which would make it liable to be struck off the register of companies and thereby cease to exist under the laws of its jurisdiction of incorporation), has the corporate power and authority to own, lease and operate its property and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing (good standing meaning, with respect to each of AXIS Specialty Limited, AXIS Specialty Europe Limited, AXIS Re Limited and AXIS Specialty Holdings Ireland Limited, that each has not failed to make any required filing with any government authority of the jurisdiction of its incorporation or to pay any government fee or tax in its jurisdiction of incorporation which would make it liable to be struck off the register of companies and thereby cease to exist under the laws of its jurisdiction of incorporation) in each jurisdiction in which the conduct of its business or its ownership or leasing or operating of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each Designated Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable (non-assessable meaning, with respect to each of AXIS Specialty Limited, AXIS Specialty Europe Limited, AXIS Re Limited and AXIS Specialty Holdings Ireland Limited, that no further sums are payable with respect to the holding of such shares and the member shall not be bound by an alteration (unless it agrees in writing to such alteration) in the memorandum of association or the bye-laws or equivalent organizational documents of such Designated Subsidiary after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, such Designated Subsidiary) and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities, claims, preemptive rights or restrictions upon voting or transfer except, in the case of restrictions on transfer, as described in the Prospectus. Except for AXIS Specialty U.S. Services, Inc., AXIS Specialty UK Limited, AXIS Specialty UK Holdings Limited, Combined Specialty Group, Inc. and AXIS Insurance Company, each of which is immaterial and not a "significant subsidiary" of the Company as that term is defined in Rule 1-02(w) of Regulation S-X of the rules and regulations of the Commission under the Securities Act, the Designated Subsidiaries are the only subsidiaries of the Company.

         (f) This Agreement has been duly authorized, executed and delivered by the Company.

         (g) The Shares have been duly authorized and, when the Shares are issued and delivered pursuant to this Agreement, such Shares will have been validly issued, fully paid and non-assessable and will conform to the description thereof contained in the Prospectus.

         (h) The issuance of the Shares will not be subject to any preemptive or similar rights.

         (i) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Prospectus.

         (j) The capitalization of the Company as of December 31, 2004 conforms in all material respects to the description thereof in the Prospectus. All of the outstanding Common Shares, par value $0.0125 per share, of the Company ("Common Stock") have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights.

         (k) None of the execution and delivery by the Company of, or the performance by the Company of its obligations under, this Agreement and the Shares, nor the consummation of the transactions contemplated hereby, will (i) contravene or result in a breach or violation of, or constitute a default under, (A) the charter, memorandum of association, bye-laws or other governing documents of the Company or any of its subsidiaries, (B) any provision of applicable law or any regulation, rule, judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary or any of their respective properties or (C) any agreement, indenture or other instrument binding upon the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party or to which any of their respective properties are subject, or (ii) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property of the Company or any of its subsidiaries, except (other than with respect to clause (i)(A)) as would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. Except for permits, consents, approvals and similar authorizations required by the securities or "Blue Sky" or insurance laws of certain jurisdictions in connection with the offer and sale of the Shares and permits, consents, approvals and authorizations which have been obtained, no permit, consent, approval, authorization or order of any court, governmental agency or body or financial institution is required in connection with the consummation of the transactions contemplated by this Agreement and the Shares.

         (l) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement). Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, except in each case as described in the Prospectus.

         (m) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole, or that are required to be described in the Registration Statement or the Prospectus and are not so described, or any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

         (n) Each preliminary prospectus filed as part of the registration statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

         (o) The Company is not, and after giving effect to the offering and sale of the Shares will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

         (p) Except as disclosed in the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

         (q) On the date hereof and upon issuance of the Shares, each of the Company and its Designated Subsidiaries is and will be solvent and able to pay its liabilities as they become due.

         (r) Each of the Company and its Designated Subsidiaries has (i) all licenses, certificates, permits, authorizations, approvals, franchises and other rights from, and has filed all reports, documents and other information required to be filed pursuant to the applicable laws of Bermuda, Ireland, the United Kingdom, Switzerland and the United States (and any State thereof) and all other relevant jurisdictions as is necessary to engage in the business currently conducted by it in the manner described in the Prospectus (each, an "Authorization"), except where the failure, individually or in the aggregate, to file such report, document or information would not have a material adverse effect on the Company and its subsidiaries taken as a whole, (ii) fulfilled and performed all obligations necessary to maintain each Authorization, except where the failure to fulfill or perform such obligation, individually or in the aggregate, would not have a material adverse effect on the Company and its subsidiaries taken as a whole and (iii) no knowledge of any pending or threatened action, suit, proceeding or investigation that would reasonably be expected to result in the revocation, termination, material adverse modification, material adverse impairment or suspension of any Authorization. All such Authorizations are valid and in full force and effect and the Company and the Designated Subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect thereto, except where the failure to comply, individually or in the aggregate, would not have a material adverse effect on the Company and its subsidiaries taken as whole. Except as otherwise described in or contemplated by the Prospectus, the Company has not received any order or decree from any insurance regulatory agency or body impairing, restricting or prohibiting the payment of dividends by any Designated Subsidiary to its parent and has not otherwise agreed to any such impairment, restriction or prohibition.

         (s) Each of the Company and its subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 ("ERISA") and the regulations and published interpretations thereunder with respect to each "plan" (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of the Company and its subsidiaries are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. The Company and its subsidiaries have not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.

         (t) The Company has no knowledge of any threatened or pending downgrading of any of its or its Designated Subsidiaries claims-paying ability rating by A.M. Best Company, Inc. or Standard & Poor's Ratings Service, a Division of The McGraw-Hill Companies, Inc., the only "nationally recognized statistical rating organizations," as such term is defined for purposes of Rule 463(g)(2) ability under the Securities Act, which currently rate the claims-paying ability of the Company or any of the Designated Subsidiaries.

         (u) The Company and each of the Designated Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (v) Neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any material patents, patent rights, licenses, inventions, copyrights, technology, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse affect on the Company and its subsidiaries, taken as a whole.

         (w) None of the Company or any of its Designated Subsidiaries (i) is in violation of its charter, memorandum of association or bye-laws or articles of association or other governing documents, (ii) is in default and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any agreement (including any retrocessional or reinsurance treaty, contract or arrangement), indenture or other instrument to which it is a party or by which it is bound or to which any of its properties is subject, except for any such defaults that would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, or (iii) is in violation of any insurance law, rule or regulation to which it or its property is subject, except for any such violations that would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole. Except as disclosed in the Prospectus, all retrocessional and reinsurance treaties, contracts and arrangements to which any of the Company or its subsidiaries are a party as the reinsured or insured are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. None of the Company or any of its Designated Subsidiaries has received any notice or otherwise has knowledge that any of the other parties to such retrocessional and reinsurance treaties, contracts, agreements or arrangements intends not to perform, or will be unable to perform, in any material respect such retrocessional or reinsurance treaty, contract, agreement or arrangement, except where such non-performance would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

         (x) None of the Company's subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to the Company or from making any other distribution on such subsidiary's capital stock, except as described in or contemplated by the Prospectus.

         (y) None of the Underwriters or any subsequent purchaser of the Shares (other than any purchaser resident in Bermuda for Bermuda exchange control purposes) is subject to any stamp duty, excise or similar tax imposed in Bermuda in connection with the offering, sale or purchase of the Shares.

         (z) There are no currency exchange control laws or withholding taxes of Bermuda that would be applicable to the payment of dividends on the Shares by the Company (other than to residents of Bermuda for Bermuda exchange control purposes).

         (aa) Any tax returns required to be filed in any jurisdiction by the Company or any of its subsidiaries other than AXIS Reinsurance Company, AXIS Surplus Insurance Company, AXIS Specialty Insurance Company and AXIS Insurance Company (collectively, the "U.S. Insurance Companies") have been accurately prepared and timely filed and any taxes, including any withholding taxes, excise taxes, sales taxes, use taxes, penalties and interest, assessments and fees and other charges due or claimed to be due from such entities, have been paid, other than any of those being contested in good faith and for which adequate reserves have been provided or any of those currently payable without penalty or interest and (ii) to the Company's knowledge, any tax return required to be filed in any jurisdiction by any of the U.S. Insurance Companies has been accurately prepared and timely filed and any taxes, including any withholding taxes, excise taxes, sales taxes, use taxes, penalties and interest, assessments and fees and other charges due or claimed to be due from such entities have been paid, other than any of those being contested in good faith and for which adequate reserves have been provided or any of those currently payable without penalty or interest, in either case except to the extent that the failure to so file or pay would not result in a material adverse effect on the Company and its subsidiaries, taken as a whole, and in either case other than those tax returns that would be required to be filed or taxes that would be payable by the Company or any of its subsidiaries if (A) any of them was characterized as a "personal holding company" as defined in Section 542 of the Code (as defined below), (B) any of them other than the U.S. Insurance Companies, AXIS Specialty U.S. Holdings, Inc. or AXIS Specialty U.S. Services, Inc. (collectively the "U.S. Subsidiaries") was characterized as engaged in a U.S. trade or business, (C) any of them other than AXIS Specialty UK Limited, AXIS Specialty UK Holdings Limited, AXIS Specialty Europe Limited or AXIS Specialty Holdings Ireland Limited (the "U.K./Irish Subsidiaries") was characterized as resident, managed or controlled or carrying on a trade through a branch or agency in the United Kingdom or (D) any of them other than AXIS Specialty Europe Limited, AXIS Re Limited or AXIS Specialty Holdings Ireland Limited (the "Irish Subsidiaries") was characterized as resident, managed or controlled or carrying on a trade through a branch or agency in Ireland. No deficiency assessment with respect to a proposed adjustment of the Company's or any of its subsidiaries' taxes is pending or, to the Company's knowledge, threatened. There is no material tax lien, whether imposed by any federal, state, or other taxing authority, outstanding against the assets, properties or business of the Company or any of its subsidiaries.

         (bb) Based upon and subject to the assumptions and qualifications set forth in the Prospectus under the heading "Material Tax Considerations," the Company does not believe: (i) that either the Company or any of its subsidiaries currently should be, or upon the sale of the Shares herein contemplated should be, (A) treated as a "passive foreign investment company" as defined in Section 1297(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (B) characterized as a "personal holding company" as defined in Section 542 of the Code, (C) except for the U.S. Subsidiaries, considered to be engaged in a trade or business within the United States for purposes of Section 864(b) of the Code, (D) except for the U.K./Irish Subsidiaries, characterized as resident, managed or controlled or carrying on a trade through a branch or agency in the United Kingdom or (E) except for the Irish Subsidiaries, characterized as resident, managed or controlled or carrying on a trade through a branch or agency in Ireland; or (ii) that any person who owns shares of the Company directly or indirectly through foreign entities should be treated as owning (directly, indirectly through foreign entities or by attribution pursuant to Section 958(b) of the Code) 10 percent or more of the total voting power of the Company or any of its foreign subsidiaries.

         (cc) AXIS Specialty Limited, AXIS Re Limited and AXIS Specialty Europe Limited intend to operate in a manner that is intended to ensure that the related person insurance income of each of AXIS Specialty Limited, AXIS Re Limited or AXIS Specialty Europe Limited does not equal or exceed 20% of each such company's gross insurance income for any taxable year in the foreseeable future.

         2. Agreements to Sell and Purchase. (a) The Company hereby agrees to sell to each Underwriter, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company at $25.00 per Share, less $0.50 per Share with respect to Shares reserved for sale to certain institutions or less $0.7875 per Share with respect to the remaining Shares (the "Purchase Price"), the number of Shares set forth opposite such Underwriter's name on Schedule I hereto.

         (b) The Company hereby agrees that, without the prior written consent of the Representatives, it will not, during the period ending 30 days after the date of the Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any preference shares of the Company or any securities convertible into or exercisable or exchangeable for preference shares of the Company or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of preference shares of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of preference shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Shares to be sold pursuant to this Agreement.

         (c) Each of the Underwriters represents, warrants and undertakes, that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing Date, will not offer or sell any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Shares in circumstances in which section 21(1) of the FSMA does not apply; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

         3. Offering by the Underwriters. The several Underwriters shall offer the Shares for resale as set forth in the Prospectus.

         4. Payment and Delivery. Payment for the Shares to be sold by the Company shall be made to the Company in Federal or other funds immediately available in New York City against delivery of the Shares to the Representatives for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on October 5, 2005, or at such other time on the same or such other date, not later than October 12, 2005, as shall be designated in writing by the Representatives. The time and date of such payment are hereinafter referred to as the "Closing Date."

         The Shares shall be registered in such names and in such denominations as the Representatives shall request in writing not later than one full business day prior to the Closing Date. The Shares shall be delivered to the Representatives on the Closing Date for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Shares to the Underwriters duly paid by the Company, against payment of the Purchase Price therefor.

         5. Conditions to the Underwriter's Obligations. The obligations of the Company to sell the Shares to the Underwriters and the obligation of the Underwriters to purchase and pay for the Shares on the Closing Date are subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions.

         (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

              (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company's or any Designated Subsidiary's securities or in the Company's or any Designated Subsidiary's financial strength or claims paying ability rating by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

              (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in the judgment of the Representatives, is material and adverse and that makes it, in the judgment of the Representatives, impracticable to market the Shares on the terms and in the manner contemplated in the Prospectus.

         (b) The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

         (c) The Underwriters shall have received on the Closing Date an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel for the Company, dated the Closing Date, substantially to the effect set forth in Exhibit A hereto.

         (d) The Underwriters shall have received on the Closing Date an opinion of Conyers Dill & Pearman, special Bermuda counsel for the Company, dated the Closing Date, substantially to the effect set forth in Exhibit B hereto.

         (e) The Underwriters shall have received on the Closing Date opinions of each of William Fry and William Fry Tax Advisers Limited, special Irish counsel for the Company, dated the Closing Date, substantially to the effect set forth in Exhibits C-1 and C-2 hereto.

         (f) The Underwriters shall have received on the Closing Date two opinions of LeBoeuf, Lamb, Greene & MacRae L.L.P., special United States counsel for the Company, dated the Closing Date, substantially to the effect set forth in Exhibits D-1 and D-2 hereto.

         (g) The Underwriters shall have received on the Closing Date an opinion of Bar & Karrer, special Swiss counsel for the Company, dated the Closing Date, substantially to the effect set forth in Exhibit E hereto.

         (h) The Underwriters shall have received on the Closing Date an opinion of Carol S. Rivers, Esq., General Counsel for the Company, dated the Closing Date, substantially to the effect set forth in Exhibit F hereto.

         (i) The Underwriters shall have received on the Closing Date (i) an opinion of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, and (ii) a letter from Simpson Thacher & Bartlett LLP, counsel for the Underwriters, dated the Closing Date, covering the matters referred to in paragraph 2 and the last paragraph of Exhibit A.

         (j) The Underwriters shall have received, on each of a date prior to the Closing Date and the Closing Date, a letter dated as of a date prior to the Closing Date or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Deloitte & Touche, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

                  The opinions of Skadden, Arps, Slate, Meagher & Flom LLP, Conyers Dill & Pearman, William Fry, William Fry Tax Advisers Limited, LeBoeuf, Lamb, Greene & MacRae L.L.P., Bar & Karrer and Carol S. Rivers, Esq. described in Sections 5(c), 5(d) 5(e), 5(f), 5(g) and 5(h) above shall be rendered to the Underwriters at the request of the Company and shall so state therein.

         6. Covenants of the Company. In further consideration of the agreements of the Underwriters herein contained, the Company covenants with each Underwriter as follows:

         (a) To furnish to the Representatives, without charge, one signed copy of the Registration Statement and all amendments thereto (including exhibits thereto) and to furnish to the Representatives in New York City, without charge, prior to 10:00 a.m. New York City time on the second business day succeeding the date of this Agreement and during the period mentioned in Section 6(c) below, as many copies of the Prospectus and any supplements and amendments thereto or to the Registration Statement as the Representatives may reasonably request.

         (b) Before amending or supplementing the Registration Statement or the Prospectus, to furnish to the Representatives a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which the Representatives reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

         (c) If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus is required by law to be delivered in connection with sales by an Underwriter or a dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses the Representatives will furnish to the Company) to which Shares may have been sold by any Underwriter and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with law.

         (d) To endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request; provided, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to material taxation or service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.

         (e) To make generally available to the Company's security holders and to the Representatives as soon as practicable an earning statement covering the twelve-month period ending December 31, 2005 that satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

         (f) To obtain authorization for listing of the Shares on the New York Stock Exchange no later than the 30th date succeeding the Closing Date.

         7. Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid: (i) the fees, disbursements and expenses of the counsel for the Company in connection with the registration and delivery of the Shares under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any Preliminary Prospectus, the Prospectus and amendments and supplements to any of the foregoing, including all printing costs associated therewith and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified; (ii) the fees, disbursements and expenses of the Company's accountants in connection with the registration and delivery of the Shares under the Securities Act; (iii) the costs and charges of any transfer agent, registrar or depository; (iv) all costs and expenses related to the transfer and delivery of the Shares to the Underwriters, including any transfer or other taxes payable thereon; (v) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum; (vi) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Shares by the National Association of Securities Dealers, Inc. (such fees and disbursements of counsel, together with fees and disbursements of counsel pursuant to clause (v) above, not to exceed $30,000); (vii) the document production charges and expenses associated with printing this Agreement; and
(vii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section 7. It is understood, however, that except as provided in this
Section 7, Section 8 entitled "Indemnity and Contribution", Section 10(c) and
Section 13(d), the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.

         8. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act, and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any Preliminary Prospectus or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by the Underwriter through the Representatives expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any Preliminary Prospectus shall not inure to the benefit of any Underwriter from whom the person asserting any such losses, claims, damages or liabilities purchased Shares, or any person controlling such Underwriter, if a copy of the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Shares to such person, and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless the failure to send or give such Prospectus is the result of noncompliance by the Company with Section 6(a) hereof.

         (b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, the directors of the Company, the officers of the Company who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any Preliminary Prospectus or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, any Preliminary Prospectus, the Prospectus or any amendments or supplements thereto.

         (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (x) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (y) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for
     (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Underwriters and all persons, if any, who control any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of any Underwriter within the meaning of Rule 405 under the Securities Act and (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Underwriters and such control persons and affiliates of any Underwriters, such firm shall be designated in writing by the Representatives. In the case of any such separate firm for the Company, and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

         (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the sale of the Shares or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the sale of the Shares shall be deemed to be in the same respective proportions as the net proceeds from the sale of the Shares (before deducting expenses) received by the Company and the total discounts and commissions received by the Underwriters in any resale of the Shares bear to the aggregate offering price of the Shares in such resale. The relative fault of the Company and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         (e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares resold by it exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
     Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this
     Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

         (f) The indemnity and contribution provisions contained in this
     Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement,
     (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Shares.

         9. Termination. The Underwriters may terminate this Agreement by notice given to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State or Bermuda authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, or any calamity or crisis that, in the judgment of the Representatives, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

         10. Effectiveness; Defaulting Underwriters.

         (a) This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

         (b) If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Shares to be purchased on such date, the other Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the aggregate number of Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Representatives may specify) the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the aggregate number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such aggregate number of Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Shares and the aggregate number of Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Shares to be purchased, and arrangements satisfactory to the Representatives and the Company for the purchase of such Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriters or the Company. In such case the Representatives shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

         (c) If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

         11. Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of, the Underwriters and the Company, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from any Underwriter shall be deemed a successor or assign solely by reason of such purchase.

         12. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         13. Applicable Law; Submission to Jurisdiction; Appointment of Agent for Service; Judgment Currency.

         (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

         (b) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement, the Prospectus, the Registration Statement or the offering of the Shares. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent the Company has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process with respect to itself or its property, it irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.

         (c) The Company hereby irrevocably appoints CT Corporation System, with offices at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in any suit, action or proceeding described in the preceding paragraph. The Company agrees that service of process in any such suit, action or proceeding may be made upon it at the office of its agent. The Company waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Company represents and warrants that its agent has agreed to act as agent for service of process, and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

         (d) In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in currency (the "judgment currency") other than United States dollars, the party against whom such judgment or order has been given or made will indemnify each party in whose favor such judgment or order has been given or made (the "Indemnitee") against any loss incurred by the Indemnitee as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Indemnitee is able to purchase United States dollars with the amount of the judgment currency actually received by such Indemnitee. The foregoing indemnity shall constitute a separate and independent obligation of the Company and the Underwriters and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any reasonable premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

         14. No Fiduciary Duty. The Company hereby acknowledges that (a) the Underwriters are acting as principals and not as agents or fiduciaries of the Company and (b) its engagement of the Underwriters in connection with the offering contemplated hereby is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering contemplated hereby (irrespective of whether the Underwriters have advised or are currently advising the Company on related or other matters).

         15. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to (i) Citigroup Global Markets Inc., General Counsel (fax no.: (212) 816-7912) and confirmed in writing to Citigroup Global Markets Inc. at 388 Greenwich Street, New York, New York 10013, Attention:
General Counsel; (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Office of General Counsel (fax no.: 212-449-3207) and confirmed in writing to Merrill Lynch, Pierce, Fenner & Smith Incorporated, World Financial Center - North Tower, 250 Vesey Street, New York, New York 10080, Attention: Office of General Counsel; (iii) Morgan Stanley & Co. Incorporated, Legal Department (fax no.: (212) 761-0538) and confirmed in writing to Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, U.S.A., Attention:
Legal Department; and (iv) Wachovia Capital Markets, LLC, General Counsel (fax no.: 704-383-0353) and confirmed in writing to Wachovia Capital Markets, LLC at One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, Attention: General Counsel; or, if sent to the Company, will be mailed, delivered or telefaxed to +(441) 296-9929 and confirmed in writing to AXIS Capital Holdings Limited, at 106 Pitts Bay Road, Pembroke, HM 08 Bermuda,
Attention: Carol S. Rivers.


         16. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

                                         Very truly yours,

                                         AXIS CAPITAL HOLDINGS LIMITED



                                         By: /s/ Andrew Cook
                                             -------------------
                                         Name:  Andrew Cook
                                         Title: Chief Financial Officer

Accepted as of the date hereof:

Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated

By:  Citigroup Global Markets Inc.

By: /s/ Gautam Chawla
    -----------------
    Name:  Gautam Chawla
    Title: Director

Acting severally on behalf of themselves and the several Underwriters named in
Schedule I hereto.

                                                                   SCHEDULE I


                                                               Number of Shares
                                      Underwriter                 To Be Sold
                                      -----------                 ----------

Citigroup Global Markets Inc. ................................     2,041,676
Wachovia Capital Markets, LLC ................................     2,025,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated ...........     2,025,000
Morgan Stanley & Co. Incorporated ............................     2,025,000
Banc of America Securities LLC ...............................       100,000
Deutsche Bank Securities Inc. ................................       100,000
HSBC Securities (USA) Inc. ...................................       100,000
J.P. Morgan Securities Inc. ..................................       100,000
A.G. Edwards & Sons, Inc. ....................................        66,666
Barclays Capital Inc. ........................................        66,666
Bear, Stearns & Co. Inc. .....................................        66,666
Charles Schwab & Co., Inc. ...................................        66,666
Credit Suisse First Boston LLC ...............................        66,666
Greenwich Capital Markets, Inc. ..............................        66,666
H&R Block Financial Advisors, Inc. ...........................        66,666
KeyBanc Capital Markets, a division of McDonald Investments
     Inc. ....................................................        66,666
Legg Mason Wood Walker, Incorporated .........................        66,666
Oppenheimer & Co. Inc. .......................................        66,666
Piper Jaffray & Co. ..........................................        66,666
RBC Dain Rauscher Inc. .......................................        66,666
TD Waterhouse Investor Services, Inc. ........................        66,666
Wells Fargo Securities, LLC ..................................        66,666
ABN AMRO Incorporated ........................................        25,000
Advest, Inc. .................................................        25,000
B.C. Ziegler and Company .....................................        25,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.        25,000
C.L. King & Associates, Inc. .................................        25,000
D.A. Davidson & Co. ..........................................        25,000
Davenport & Company LLC ......................................        25,000
Doley Securities, Inc. .......................................        25,000
Ferris, Baker Watts, Incorporated ............................        25,000
Guzman & Company .............................................        25,000
J.J.B. Hilliard, W.L. Lyons, Inc. ............................        25,000
Janney Montgomery Scott LLC ..................................        25,000
Keefe, Bruyette & Woods, Inc. ................................        25,000
Mesirow Financial, Inc. ......................................        25,000
Morgan Keegan & Company, Inc. ................................        25,000
Pershing LLC .................................................        25,000
Robert W. Baird & Co. Incorporated ...........................        25,000
Ryan Beck & Co., Inc. ........................................        25,000
Southwest Securities, Inc. ...................................        25,000
Stifel, Nicolaus & Company, Incorporated .....................        25,000
Wedbush Morgan Securities Inc. ...............................        25,000
William Blair & Company, L.L.C. ..............................        25,000
          Total: .............................................    10,000,000
                                                                  ==========

                                                                     EXHIBIT A


         [FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                                                     EXHIBIT B


                  [FORM OF OPINION OF CONYERS DILL & PEARMAN]

                                                                     EXHIBIT C


                     [FORMS OF OPINIONS OF WILLIAM FRY AND
                       WILLIAM FRY TAX ADVISERS LIMITED]

                                                                     EXHIBIT D


          [FORMS OF OPINION OF LEBOEUF, LAMB, GREENE & MACRAE L.L.P.]

                                                                     EXHIBIT E


                       [FORM OF OPINION OF BAR & KARRER]

                                                                  EXHIBIT F


                  [FORM OF OPINION OF CAROL S. RIVERS, ESQ.]